Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

SemGroup Corporation

Tulsa, Oklahoma

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 1, 2013, except for Note 25 which is as of December 20, 2013, relating to the consolidated financial statements, and our report dated March 1, 2013, relating to the effectiveness of internal control over financial reporting of SemGroup Corporation, which are incorporated by reference in the current report on Form 8-K of SemGroup Corporation dated December 20, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

December 20, 2013